EXHIBIT 5.2

[Letterhead of Loeb & Loeb LLP]

December 8, 2022

Royal Bank of Canada

Royal Bank Plaza

200 Bay Street

Toronto, ON M5J2J5

Re:	2000 City National Bank Executive Deferred Compensation Plan, as amended, and the 2000 City National Bank Director Deferred Compensation Plan, as amended

Ladies and Gentlemen:

We have acted as counsel to Royal Bank of Canada (the “Bank”) in connection with a Registration Statement under the Securities Act of 1933 (the “Act”) on Form S-8 on December 8, 2022 (the “Registration Statement”) relating to the payment obligations of the Bank (the “Obligations”) with respect to $185,000,000 of deferred compensation obligations under the 2000 City National Bank Executive Deferred Compensation Plan, as amended as of the date hereof (the “CNB Executive Plan”) and $10,000,000 of deferred compensation obligations under the 2000 City National Bank Director Deferred Compensation Plan, as amended as of the date hereof (the “CNB Director Plan” and together with the CNB Executive Plan, the “Plans”), which were assumed by RBC USA Holdco Corporation (“Subsidiary”) pursuant to an assumption agreement dated as of November 1, 2015 between Subsidiary and City National Bank (the “Subsidiary Assumption Agreement”) and were assumed by the Bank pursuant to an assumption agreement (the “Assumption Agreement”) dated as of November 1, 2015 between the Bank and Subsidiary.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Bank and other certificates and documents of officials of the Bank, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Obligations have been duly issued as contemplated by the respective Plans, the Obligations will constitute valid and legally binding obligations of the Bank.

The foregoing opinion is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless whether considered in a proceeding in equity or at law.

The foregoing opinion is limited to the laws of the State of California and, to the extent applicable the Federal laws of the United States, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed that:

i.	the Bank validly exists as a Schedule I bank under the Bank Act (Canada);

ii.	the Bank has the power to perform the Obligations;

iii.	the assumption by the Bank of the Obligations pursuant to the Assumption Agreement has been duly authorized by the Bank, the Assumption Agreement has not been amended, terminated or revoked;

iv.	the performance of the Obligations by the Bank will not contravene any existing provision of applicable Canadian law or result in a breach of the Bank Act (Canada) or the by-laws of the Bank;

v.	the Plans have not been terminated, suspended or revoked; and

vi.

in any proceeding in a court of competent jurisdiction in the Province of Ontario (an “Ontario Court”) for the enforcement of the Obligations, an Ontario Court would apply the laws of California (“California Law”), in accordance with the parties’ choice of California Law in the Assumption Agreement and the Plans, to all issues which under the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario (“Ontario Law”) are to be determined in accordance with the chosen law of the contract.

With respect to matters of Ontario Law or the federal laws of Canada, we note that you are being provided with the opinion, dated December 8, 2022, of Osler, Hoskin & Harcourt LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Osler, Hoskin & Harcourt LLP.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP